Lynn A. Wentworth Named Chairman of Cincinnati Bell Inc.

CINCINNATI - Cincinnati Bell Inc. (NYSE: CBB) announced today that Lynn A. Wentworth has been elected Chairman of the Board and will assume that role at the Company’s 2019 Annual Meeting.

Ms. Wentworth will succeed Phillip R. Cox, who has served as the Company’s Chairman since 2003, and who joined the board in 1993. As previously announced, Mr. Cox will step down from his role as Chairman prior to the 2019 Annual Meeting.

“Leading Cincinnati Bell has been one of the great experiences of my life. I am pleased and happy to turn it over to the capable leadership of Lynn Wentworth, who will help propel us to the next level,” said Mr. Cox. “I’ve worked closely with Lynn as a board member for 10 years, and her extensive knowledge of the telecommunications industry has been invaluable. She understands where Cincinnati Bell has been, and where we are going.”

Ms. Wentworth joined Cincinnati Bell’s board in 2008 and is the Chair of the Audit and Finance Committee, and a member of the Compensation and Executive Committees.

Ms. Wentworth is the former Senior Vice President, Chief Financial Officer and Treasurer of BlueLinx Holdings Inc. ("BlueLinx"), a building products distributor, from 2007 to 2008. Prior to joining BlueLinx, she was, most recently, Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group ("BellSouth") and held various other positions at BellSouth from 1985 to 2007.

Ms. Wentworth is a director, chair of the Audit Committee and member of the Nominating & Governance Committee of Graphic Packaging Holding Company. She is also a director, chair of the Audit & Finance Committee, and a member of the Compensation and Transaction Committees of CyrusOne Inc.

About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (NYSE: CBB) delivers integrated communications solutions to residential and business customers over its fiber-optic and copper networks including high-speed internet, video, voice and data. Cincinnati Bell provides service in areas of Ohio, Kentucky, Indiana and Hawaii. In addition, enterprise customers across the United States and Canada rely on CBTS and OnX, wholly-owned subsidiaries, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com. The information on the Company’s website is not incorporated by reference in this press release.
Source: Cincinnati Bell Inc.

INVESTOR RELATIONS CONTACT:
Kei Lawson, 513-565-0510
E-mail: Takeitha.Lawson@cinbell.com
or
MEDIA CONTACT:
Josh Pichler, 513-565-0310
E-mail: Josh.Pichler@cinbell.com